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As filed with the Securities and Exchange Commission on July 16, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METRON TECHNOLOGY N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	98-0180010
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Edward D. Segal
President and Chief Executive Officer
Metron Technology N.V.
1350 Old Bayshore Highway
Suite 210
Burlingame, California 94010
(650) 401-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
 Suzanne Sawochka Hooper, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common shares, par value NLG 0.96 per share	475,000 shares	$6.80	$3,230,000	$808

(1)
This registration statement covers shares owned by certain selling shareholders which shares may be offered from time to time by them.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the high and low prices of our common shares on July 10, 2001 as quoted on the Nasdaq National Market.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, dated July 16, 2001

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

475,000 Common Shares

    These common shares are being offered by Cher Lew Hiong James, Chia Chiap Heng Basil, Cher Lew Kwang Francis and Elite Star Enterprises Pte. Ltd., the selling shareholders identified in this prospectus. We issued the shares to the selling shareholders in connection with the purchase of all of the outstanding ordinary shares of Intec Technology (S) Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore, on November 17, 2000. The selling shareholders may sell these shares from time to time in a number of different ways and at varying prices. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 18. We will not receive any portion of the proceeds from the sale of these shares.

    Each selling shareholder may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933.

    We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling shareholders will pay any fees and disbursements of its counsel, underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares.

    Our common shares are quoted on the Nasdaq National Market under the symbol "MTCH."

    On July 13, 2001, the last sale price of our common shares on the Nasdaq National Market was $7.44 per share.

    Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2001.

    You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any information that is different. This prospectus constitutes an offer to sell, or a solicitation of an offer to buy, common shares only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our equity shares.

    "Metron" and the Metron logo are registered trademarks of Metron Technology N.V. in the United States and other jurisdictions. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

WHERE YOU CAN FIND MORE INFORMATION

    Our annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov. Our common shares are listed on the Nasdaq National Market, and you may also inspect and copy these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus provides you with a general description of the common shares being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with our registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" other information that we file or have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we later file with the SEC will automatically update and replace the information in this prospectus. We incorporate by reference the documents listed below:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended May 31, 2000, as amended;

  2.
  Our Definitive Proxy Statement dated October 31, 2000 filed in connection with our 2000 Annual General Meeting of Shareholders;

  3.
  Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2000, November 30, 2000 and February 28, 2001;

  4.
  Our Current Report on Form 8-K filed with the SEC on March 2, 2001;

  5.
  The description of our common shares set forth in our Registration Statement on Form 8-A, filed with the SEC on October 28, 1999; and

  6.
  Any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, until the selling shareholders have sold all of the securities that we have registered with the registration statement.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Metron Technology N.V.
Attention: Chief Financial Officer
1350 Old Bayshore Highway, Suite 210
Burlingame, CA 94010
(650) 401-4600

PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus carefully before making an investment decision. This prospectus contains forward-looking statements which involve risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors." References to "NLG" are to Netherlands guilders, and references to "dollars" and "$" are to United States dollars.

Metron Technology

    We are a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. On behalf of semiconductor materials and equipment suppliers, which we refer to as our principals, we provide a broad range of materials and equipment to leading semiconductor manufacturers such as Advanced Micro Devices, Chartered Semiconductor Manufacturing, IBM, Infineon, Intel, Lucent, Motorola, NEC Electronics, Philips, Samsung, STMicroelectronics and UMC. We make it possible for our customers to purchase a broad range of products and services from a single supplier, and to purchase a particular product or service from a single supplier everywhere in the world where semiconductors are manufactured, except Japan.

    We also provide semiconductor manufacturers with the ability to outsource a wide variety of fab operations and support services. "Fab" is the name commonly given to silicon wafer fabrication facilities. Our operations and support services include servicing a wide variety of fab equipment, materials management, parts cleaning, cleanroom services and facility maintenance. These services enable our customers to increase fab productivity in a cost-effective manner, simplify and standardize their materials and equipment purchases and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with us, our principals can focus on product development and other core competencies, reduce their time to market and use our global network to better compete with larger companies that often have established sales, service and support infrastructures. Our principals are both independent companies that have developed emerging technologies and divisions of larger companies that have other primary products and markets and include Cabot Microelectronics, Ecosys (a division of ATMI), Entegris, FSI, Pall, Schumacher (a division of Air Products), SDI, Seiko Instruments, Sigmameltec and Carl Zeiss.

    As semiconductors have become both smaller and increasingly complex, the manufacturing process has required a growing range and number of complex and expensive fabrication equipment and materials. At the same time, the average selling prices of semiconductor devices have consistently declined. Because a new fab can cost over $2.0 billion to build, it is imperative that fabs quickly reach and maintain optimal productivity levels in order to maximize their return on investment. This necessitates around-the-clock manufacturing, which in turn requires effective materials management and support services to minimize equipment downtime.

    We work closely with our principals to support semiconductor manufacturers in numerous ways, from supplying materials to installing and servicing complex equipment and cleaning critical parts of production equipment. Our materials offerings include an extensive array of over 15,000 items, including fluid and gas handling components, high purity chemicals and cleanroom products. The equipment we market and sell includes products for wafer cleaning; for microlithography, which refers to the part of the fabrication process during which an image is projected onto a wafer by passing light through a photomask, a high-purity quartz or glass plate used as the stencil in semiconductor device fabrication to create an integrated circuit design pattern on a semiconductor wafer; for metrology, which refers to the measurement and inspection of the wafer during the fabrication process; for photomask inspection and repair, which refers to the inspection and repair, if necessary, of the glass or quartz photomasks used during the microlithography process; and inspection and defect characterization, which refers to the process by which silicon wafers are inspected during and after fabrication.

    Our global infrastructure, developed over our 25-year history in the semiconductor industry, provides our principals with access to our extensive customer base and to a technically sophisticated sales force. We also provide our principals with the ability to effectively provide global product service and support in all major semiconductor manufacturing markets in the world, except Japan.

    Our goal is to be the leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and to semiconductor manufacturers. The key elements of our strategy include:

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  leveraging our global infrastructure and expanding our leadership position;

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  continuing to broaden our product and service offerings;

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  expanding our materials business;

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  fostering long-term relationships with our principals;

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  acquiring complementary businesses; and

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  expanding into Japan.

    We were incorporated under the laws of The Netherlands in October 1975. Our principal executive offices are located at 1350 Old Bayshore Highway, Suite 210, Burlingame, California 94010, and our telephone number is (650) 401-4600. The address of our web site is "www.metrontech.com." Information contained on our web site is not a part of this prospectus.

RISK FACTORS

    You should carefully consider the following risk factors and all other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our common shares. Investing in our common shares involves a high degree of risk. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business operations. If any of the events or circumstances described in the following risks occurs, our business, operating results or financial condition could be materially adversely affected. In addition, the trading price of our common shares could decline due to any of the events or circumstances described in these risks, and you may lose all or part of your investment.

Risks related to Metron.

We are dependent on a few key principals for a majority of our revenue; therefore, the loss of or change in our relationship with one or more of our key principals could seriously harm our business.

    If, for any reason, any of our key principals were to materially reduce its business or terminate its relationship with us, the loss of the key principal would have a material adverse effect on our business. In particular, if our commercial relationship with FSI or Entegris were to materially change or were terminated, (for example, as described in the following paragraphs) our business would be significantly adversely affected due to the large percentage of our revenue generated by sales of these companies' products. For the three month period ended February 28, 2001, 27% of our total revenue was generated from the sale of products manufactured by FSI and 23% from the sale of products manufactured by Entegris. For more information about our relationships with FSI and Entegris, see also the risk titled "We are significantly controlled by FSI and Entegris, which may limit your ability to influence the outcome of director elections and other shareholder matters." In each of our last three fiscal years, a majority of our revenue came from the sale of products from five or fewer of our principals, which is how we refer to the semiconductor materials and equipment companies we represent. Although the principals that comprise our largest sources of revenue may change from period to period, we expect that revenue from the sale of products of a relatively small number of principals will continue to account for a substantial portion of our revenue for at least the next five years.

    On January 8, 2001 the Company and Entegris, Inc. entered into an agreement to modify their existing distribution relationship. On February 13, 2001, the Company entered into a transition agreement whereby Entegris assumed direct sales responsibility for products from its Microelectronics Group in Europe beginning April 1, 2001, and in Asia beginning May 1, 2001. The Company will receive revenue for orders received before the above dates and shipped within the 90 days following these two dates. In addition, on March 1, 2001, the companies entered into a new distribution agreement, under which Metron will continue to distribute Entegris' Fluid Handling Group product line in all regions in Europe, Asia, and parts of the United States covered under the previous distribution agreements. The new distribution agreement will be in effect until August 31, 2005. Metron's revenues from products manufactured by the Entegris Microelectronics Group were as follows:

	Three Months Ended		Nine Months Ended
	February 29, 2000	February 28, 2001	February 29, 2000	February 28, 2001
	(Dollars in thousands)
Revenue	$15,333	$15,644	$32,676	$59,718

    All of the semiconductor materials, equipment and products we market, sell, service and support are sold pursuant to agreements with our principals. These agreements are generally cancelable at will, subject to notification periods which range from 30 days to two years. We generally do not sell competing products in the same market, and therefore the number of principals we can represent at any one time is limited. It is likely that in the future some of our principals will terminate their relationships with us upon relatively short notice. If we lose a key principal, we may not be able to find a replacement quickly, or at all. The loss of a key principal may cause us to lose customers and incur expenses associated with ending our agreement with that principal. We may lose principals for various reasons, including:

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  mergers and acquisitions involving our principals and other semiconductor materials and equipment manufacturers that we do not represent;

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  a principal's decision to attempt to build a direct sales organization;

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  the expansion of a principal's product offerings to compete with the products of another principal, because we generally do not offer competing product lines;

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  a principal's dissatisfaction with our level or quality of service; and

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  the failure of a principal's business.

    We have lost other principals in the past. For example, after Ontrak was acquired by Lam Research in August 1997, we ceased marketing and selling Ontrak products in Europe in September 1998 and in South Korea in June 1998. In March 1999, A.G. Associates was acquired by Steag. As a result of this acquisition, we ceased marketing and selling A.G. Associates' products in September 1999. In July 1999, FSI sold its chemical management division to BOC Edwards. As a result of this divestiture, we no longer market and sell products of this division. In October 1999, Applied Materials acquired Obsidian. As a result of the acquisition, Obsidian terminated its agreement with us.

The semiconductor industry is highly cyclical, and during its periodic downturns, our operating results will deteriorate.

    The semiconductor industry is highly cyclical and historically has experienced periodic downturns, which often have resulted in decreased expenditures by semiconductor manufacturers. These downturns generally have adversely affected the sales, gross profits and operating results of semiconductor materials and equipment suppliers. Our business depends in large part on the procurement expenditures of semiconductor manufacturers, which, in turn, depend on the current and anticipated demand for semiconductors and products utilizing semiconductors. The downturn in the semiconductor industry from mid-1996 until the end of 1998 had a material adverse effect on our operating results. In February 2001 we started to experience a downturn in new orders as well as delays in shipment for existing orders. The continuation of the downturn, or an increase in the number of shipment delays could have a materially adverse effect on our operating results.

If we are unable to successfully identify new products and enter into and implement arrangements with the suppliers of these products, our business will be seriously harmed.

    To the extent we are unable to enter into relationships with principals that anticipate or respond adequately to technological developments or customer requirements, we could suffer a loss of competitiveness. Such loss, or any significant delays in product development or introductions by these principals, could have a materially adverse effect on our business. The semiconductor materials and equipment market is subject to rapid technological change, changing customer requirements and frequent new product introductions. Because of this, the life cycle of products that we market and sell is difficult to determine. Our future success will depend to a significant extent on our principals' ability to keep pace with changes in the market and, particularly because we generally do not carry competing product lines, on our ability to identify and obtain new product lines which achieve market success.

We face intense competition from companies with significantly greater financial, technical and marketing resources, which could adversely affect our ability to maintain or increase sales.

    We face intense competition on two distinct fronts: competition for product lines and competition for customers.

If we are unable to compete successfully for product lines against independent sales and distribution companies that have greater financial resources, are more established or have longer-standing relationships with semiconductor materials and equipment manufacturers, we will be unable to offer competitive products, which will negatively impact our sales.

    We compete with independent sales and distribution companies for the right to sell specific product lines in specific territories. We believe that our most formidable competition comes from regionally established semiconductor materials and equipment distribution companies. Some of these independent sales and distribution companies have substantially greater financial resources to devote to a particular region than we do, are better established in particular regions than we are, have greater name recognition in their chosen markets than we have and have long-standing collaborative business relationships with semiconductor materials and equipment manufacturers which are difficult to overcome. If we are unable to effectively compete with sales and distribution companies to attract and retain principals, our business will be adversely affected.

If we are unable to compete for customers owing to our inability to provide sales, marketing and support services or particular product offerings, our ability to maintain or increase sales will be adversely affected.

    We compete for orders from semiconductor manufacturers with established semiconductor materials and equipment manufacturers who sell directly to customers and with independent sales and distribution companies and sales representatives. We believe that to compete effectively for customers we must maintain a high level of investment in marketing, customer service and support in all of the markets in which we operate, and we may not have sufficient financial resources, technical expertise or marketing, services and support capabilities to continue to compete successfully in the future. Some of our competitors have greater name recognition in the territories they serve and have long-standing relationships with semiconductor manufacturers that may give them an advantage in attracting and retaining customers. Furthermore, we believe that once a semiconductor manufacturer has selected a particular product for a specific use from a vendor that is not one of our principals, it may be difficult to achieve significant sales of a competing product to that customer unless there are compelling reasons for the customer to switch products, such as significant performance or cost advantages.

    We anticipate that as we continue to diversify our product portfolio and expand into new markets for our principals' products, we will encounter additional competition for customers. If we cannot continue to compete successfully for customers in the future, any such lack of success will have a significant negative impact on our business.

The management information systems that we currently use in our day-to-day operations are not integrated across country borders and need to be upgraded. Upgrading them will be costly, and if the new system is not successfully implemented, our business may suffer material adverse consequences.

    While our financial reporting management information system is integrated and operational, our current management information systems that we use to control our day-to-day operations are not integrated across country borders. To accommodate growth in the past, we have had to hire additional people to compensate for the lack of a fully-functional, integrated operations management information system. We are currently investing in a new operations management information system in order to maintain our current level of business and accommodate any future growth. We went live with the first implementation of the new system in The Netherlands in April 2001. We currently anticipate that the total costs associated with the implementation of the new system will be approximately $6.0 to $8.0 million and that the system will be implemented over the next 24 to 36 months. Any failure to successfully implement our new operations management information system may result in delayed growth, increased inefficiency due to a lack of centralized data, higher inventories, increased expenses associated with employing additional employees, a loss of our investment in the new operations management information system and may have additional material adverse effects on our business.

We need to successfully manage the anticipated expansion in our operations or our business may suffer material adverse consequences.

    To the extent we are unable to effectively manage future expansion and the system and procedural transitions required by expansion, our business and our operating results could be seriously harmed. We have expanded our operations in the past and anticipate future expansion of our operations through acquisitions and otherwise. Our growth has placed and will continue to place significant demands on our management, operational, financial and technical resources, as well as our accounting and control systems, as we work to integrate geographically dispersed offices and administrative personnel, diverse service and maintenance operations and different accounting and financial systems. Our future operating results will depend on the ability of our management and other employees to:

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  continue to implement and improve our operational, customer support and financial control systems;

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  recruit, train, manage and motivate our employees;

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  identify companies that are strategic acquisition candidates and successfully acquire and integrate them with our existing business;

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  communicate information efficiently throughout our organization; and

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  work effectively with principals and customers.

    We cannot predict whether these efforts will be successful or will occur in a timely or efficient manner. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

We may not be successful in any effort to penetrate Japan, which could limit our future growth.

    We do not market and sell products to semiconductor manufacturers in Japan. However, approximately 20% of the world's production of semiconductors takes place in Japan. Accordingly, to reach all of the world's major semiconductor markets, we will need to establish or acquire sales, marketing and/or service capabilities in Japan. Historically, it has been difficult for non-Japanese companies to succeed in establishing themselves in Japan, and we believe that expanding our operations to Japan would be both expensive and time-consuming and would place additional demands on our management. In addition, both FSI and Entegris have existing arrangements for the sale, service and support of their products in Japan and have not indicated that they would modify such arrangements in the event that Metron establishes or acquires sales and marketing capabilities in Japan. We cannot predict whether any of our efforts to penetrate the Japanese market will be successful. If we are not successful in our efforts to penetrate the Japanese market, our future growth may be limited.

We expect continued downward pressure on the gross margins of the products we sell, and as a result, if we are unable to continue to decrease our operating expenses as a percentage of sales, we will be unable to increase or maintain our operating margins.

    Particularly during industry down cycles, pressure on the gross margins of the products we sell is intense and can adversely impact our financial performance. We have experienced significant downward pressure on our gross margins mainly as a result of sales discounts offered by our competitors and pressure from our customers to reduce prices and from our principals to reduce the discounts they provide to us. This, in turn, has put significant downward pressure on our operating margins. To maintain or increase our gross margins, we must develop and maintain relationships with principals who introduce new products and product enhancements on a timely basis. As a result of continued pressure on gross margins, we must find ways to decrease our selling, general, administrative and other expenses as a percentage of sales to increase or maintain our operating margins. If our principals cannot continue to innovate, if we cannot maintain our relationships with innovating principals, or if we cannot successfully manage our selling, general, administrative and other expenses, our operating margins may decrease. If our operating margins decline as a result of these factors, our business would be harmed.

Our employment costs in the short-term are to a large extent fixed, and therefore any cyclical revenue shortfall could adversely affect our operating results.

    Our operating expense levels are based in significant part on our head count, which is generally driven by longer-term revenue goals. For a variety of reasons, particularly the high cost and disruption of lay-offs and the costs of recruiting and training, our head count in the short-term is, to a large extent, fixed. In particular, approximately half of our employees are in Europe, and the costs associated with any reductions of our labor force in Europe are high. Accordingly, we may be unable to reduce employment costs in a timely manner to compensate for any cyclical revenue or gross margin shortfall, which could have a material adverse effect on our operating results.

We may bear inventory risk due to an inability to return products, and if we are unable to manage our inventory effectively, our operating results could be adversely affected.

    We bear inventory risk because we generally take title to the products we sell when we receive them from our principals, and we cannot always return products to the principal in the event the products are not sold. Our customers do not always purchase at the time or in the quantities we originally anticipated. For example, as a result of the industry downturn in 1997 and 1998, we had excess inventory for which we booked reserves in both the United States and Asia. Typically, products cannot be returned to principals after they have been in our inventory for a certain period of time; this time period varies depending on the product and the principal. In addition, although it is typical when a relationship with a principal terminates for that principal to repurchase most of the inventory we have of that principal's products, it is possible under certain circumstances that a principal may be unable or unwilling to repurchase our inventory. If we fail to manage our inventory and accumulate substantial product that cannot be returned, our operating results could be adversely affected. Furthermore, if a principal cannot provide refunds in cash for the inventory we desire to return, we may be forced to dispose of inventory below cost, and this may have a material adverse effect on our financial results.

Our revenue and operating results may fluctuate in future periods, which could adversely affect our share price.

    In the past, we have experienced fluctuations in our quarterly and annual operating results and anticipate that these fluctuations will continue in the future due to a variety of factors, many of which are outside our control. Fluctuations in our results could cause our share price to decline substantially. We believe that period-to-period comparisons of our results of operations may not be meaningful, and you should not rely upon them as indicators of our future performance. Our sales in, and the operating results for, a particular quarter can vary significantly due to a variety of factors, including those described elsewhere in this report and the following:

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  The Timing Of Significant Customer Orders And Customer Spending Patterns. During industry downturns, our customers may ask us to delay or even cancel the shipment of previously firm orders. Delays and cancellations may adversely affect our operating results in any particular quarter if we are unable to recognize revenue for particular sales in the quarter in which those sales were expected.

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  The Timing Of Product Shipments By Our Principals. For the most part, we recognize sales upon the shipment of goods to our customers. Most of the equipment and some of the materials we sell are shipped by the principal directly to our customers, and we do not necessarily have any control over the timing of a particular shipment. If we are unable to recognize revenue for a particular sale in the quarter in which that sale was expected, our operating results in that particular quarter will be negatively affected.

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  The Timing Of New Product And Service Announcements By Our Principals And Their Competitors. New product announcements by our principals and their competitors could cause our customers to delay a purchase or to decide to purchase products of one of our principal's competitors which would adversely affect our revenue and, therefore, our results of operations. New product announcements by others may make it necessary for us to reduce prices on our products or offer more service options, which could adversely impact operating margins and net income.

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  The Mix Of Products Sold And The Market Acceptance Of Our New Product Lines. The mix of products we sell varies from period to period, and because margins vary amongst and/or within different product lines, this can adversely affect our results of operations. If we fail to sell our products which generate higher margins, our average gross margins may be lower than expected. If we fail to sell our new product lines, our revenue may be lower than expected.

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  General Global Economic Conditions Or Economic Conditions In A Particular Region. When economic conditions in a region or worldwide worsen, customers may delay or cancel their orders. There may also be an increase in the time it takes to collect from our customers or even outright defaults in payments. This can negatively affect our cash flow and our results.

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  Costs We May Incur If We Become Involved In Future Litigation. Litigation is often costly, and even if we are successful in defending or making any claim, the expenses incurred may significantly impact our results.

    As a result of the factors listed above, our future operating results are difficult to predict. Further, we base our current and future expense plans in significant part on our expectations of our longer-term future revenue. As a result, we expect our expense levels to be relatively fixed in the short-run. A decline in revenue for a particular quarter may disproportionately affect our net income in that quarter. If our revenue is below our projections, then our operating results will also be below expectations and, as we have in the past, we may even have losses in the short-run. Any one of the factors listed above, or a combination thereof, could adversely affect our quarterly results of operations, and consequently may cause a decline in our share price.

We depend on sales to a relatively small number of customers for a significant portion of our revenue, and if any of our large customers were to stop or reduce their purchasing from us, this would materially and adversely affect our revenue.

    A loss or a significant reduction or delay in sales to any of our major customers could materially and adversely affect our revenue. We depend on a small number of customers for a substantial portion of our revenue. During fiscal 2000, our top ten customers accounted for an aggregate of 40% of our sales. Although a ranking by revenue of our largest customers will vary from period to period, we expect that revenue from a relatively small number of customers will account for a substantial portion of our revenue in any accounting period for the foreseeable future. Consolidation in the semiconductor industry may result in increased customer concentration and the potential loss of customers as a result of acquisitions. Unless we diversify and expand our customer base, our future success will significantly depend upon certain factors which are not within our control, including:

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  the timing and size of future purchase orders, if any, from our larger customers;

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  the product requirements of our customers; and

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  the financial and operational success of our customers.

    If any of our largest customers were to stop or reduce their purchasing from us, our financial results could be adversely affected. A significant decrease in sales to a major customer or the deferral or cancellation of any significant order would have a material adverse effect on our operating results.

Our sales cycle, particularly for equipment, is long and unpredictable, which could require us to incur high sales and marketing expenses with no assurance that a sale will result.

    Sales cycles for some of our products, particularly equipment, can run as long as 12 to 18 months. As a result, we may not recognize revenue from efforts to sell particular products for extended periods of time, or at all. We believe that the length of the sales cycle may increase as some current and potential customers of our key principals centralize purchasing decisions into one decision-making entity. We expect this may intensify the evaluation process and require us to make additional sales and marketing expenditures with no assurance that a sale will result.

We have not yet developed a strategy to sell to our customers over the Internet, and if a competitor develops and implements an effective e-commerce strategy, we may lose some of our customers, which would have a negative impact on our results of operations.

    Although we have begun efforts to develop an e-commerce strategy, we have not implemented a process to sell to our customers over the Internet. Because our principals grant us the right to sell their products only for specific territories and sales conducted over the Internet may occur anywhere around the globe, it is difficult to adopt e-commerce practices in our industry. If our principals decide to directly distribute their products over the Internet, if our competitors develop a successful strategy for engaging in e-commerce or if our customers require e-commerce capabilities which we are unable to provide, we may lose customers, which would have a negative impact on our revenue and on our operating results.

Risks related to our international operations.

Economic difficulties in countries in which we sell our products can lead to a decrease in demand for our products and impair our financial results.

    The volatility of general economic conditions and fluctuations in currency exchange and interest rates can lead to decreased demand in countries in which we sell products. For example, in 1997 and 1998 many Asian countries experienced economic and financial difficulties. During this period, we experienced cancellation or delay of orders for our products from customers in Asia, which adversely affected our results of operations. Moreover, any economic, banking or currency difficulties experienced by countries in which we have sales may lead to economic instability in those countries. This in turn may result in the cancellation or delay of orders for our products from customers in those countries, thus adversely affecting our results of operations.

Most of our product sales are outside the United States, and currency fluctuations may impair our financial results.

    While most of our international sales are denominated in dollars, some are denominated in various foreign currencies. To the extent that our sales and operating expenses are denominated in foreign currencies, our operating results may be adversely affected by changes in exchange rates. For example, in the third quarter of fiscal 2001, we recorded exchange losses of approximately $500,000. Given the number of currencies involved, the substantial volatility of currency exchange rates, and our constantly changing currency exposures, we cannot predict the effect of exchange rate fluctuations on our future operating results. Although we engage in foreign currency hedging transactions from time to time, these hedging transactions can be costly, and therefore, we do not attempt to cover all potential foreign currency exposures. These hedging techniques do not eliminate all of the effects of foreign currency fluctuations on anticipated revenue.

    In addition, the transition period from legacy currencies to the Euro currently is set to expire January 1, 2002. Our new operations management information system is designed to accommodate the eventual elimination of the legacy currencies. If our new system is not successfully installed on a timely basis in those countries where our current systems cannot accommodate the transition to the Euro, this could have a material adverse effect on our business.

If we or our non-United States subsidiaries are deemed subject to United States taxes, our business, financial condition and results may suffer.

    Metron and its non-United States subsidiaries conduct most of their activities in a manner which we believe does not constitute the conduct of a trade or business in the United States. Accordingly, although we report taxable income and pay taxes in the countries where we operate, including the United States, we believe that income earned by Metron and its non-United States subsidiaries from operations outside the United States is not reportable in the United States for tax purposes and is not subject to United States income tax. If income earned by us or our non-United States subsidiaries from operations outside the United States is determined to be income effectively connected to an United States trade or business and as a result becomes taxable in the United States, we could be subject to United States taxes on this income. If we were to be deemed to be subject to these taxes, our business, financial condition and results of operations might be materially and adversely affected.

Risks related to investing in our common shares.

We are significantly controlled by FSI and Entegris, which may limit your ability to influence the outcome of director elections and other shareholder matters.

    As of February 28, 2001, FSI owned 21.1%, and Entegris owned 12.3% of our outstanding shares. By virtue of their share ownership and the fact that each holds one of the five seats on our supervisory board, FSI and Entegris can exercise significant voting and management control over Metron. As a result, each of these shareholders has significant influence over all matters requiring shareholder or supervisory board approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

We may need to raise additional capital, and any inability to raise required funds could harm our business.

    We expect that cash from operations and borrowings under our credit facilities will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. However, we may need to raise additional capital to acquire or invest in complementary businesses. Further, if we issue additional equity securities, the ownership stakes of our existing shareholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of our existing common shares. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop our business, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, all of which could seriously harm our business and results of operations.

Our share price is volatile.

    The trading price of our common shares is subject to wide fluctuations in response to various factors, some of which are beyond our control, including factors discussed elsewhere in this report and the following:

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  failure to meet the published expectations of securities analysts for a given quarterly period;

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  changes in financial estimates by securities analysts;

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  changes in market values of comparable companies;

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  stock market price and volume fluctuations, which are particularly common among securities of high technology companies;

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  stock market price and volume fluctuations attributable to inconsistent trading volume levels;

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  additions or departures of key personnel; and

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  commencement of our involvement in litigation.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business.

We do not intend to pay dividends.

    We have never declared or paid any cash dividends on our capital shares. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Risks related to being a Netherlands company.

Our supervisory board has the authority to issue shares without shareholder approval, which may make it more difficult for a third party to acquire us.

    As a Netherlands "Naamloze Vennootschap," or N.V., we are subject to requirements not generally applicable to corporations organized in United States jurisdictions. Among other things, under Netherlands law the issuance of shares of a N.V. company must be approved by the shareholders unless the shareholders have delegated the authority to issue shares to another corporate body. Our articles of association provide that the shareholders have the authority to resolve to issue shares, common or preferred, and may designate the Metron board of supervisory directors as the corporate body with the authority to adopt any resolution to issue shares, but this designation may not exceed a period of five years. Our articles also provide that as long as the supervisory board has the authority to adopt a resolution to issue shares, the shareholders will not have this authority. Pursuant to the Metron articles, the supervisory board has the authority to adopt resolutions to issue shares until five years from the November 19, 1999, deed of conversion from a "Besloten Vennootschap met beperkte aansprakelijkheid," or B.V., to an N.V. and the related amendment of our articles of association. This authorization of the supervisory board may be renewed by the shareholders from time to time. As a result, our supervisory board currently has the authority to issue common and preferred shares without shareholder approval.

    The issuance of preferred shares could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding shares of our share capital.

It may not be possible to enforce United States judgments against Netherlands corporations, directors and others.

    Our articles provide that Metron has two separate boards of directors, a managing board and a supervisory board. One of our managing directors resides outside of the United States. A significant percentage of our assets are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon the managing director who lives outside the United States. Furthermore, judgments of United States courts, including judgments against us, our directors or our officers predicated on the civil liability provisions of the federal securities laws of the United States, are not directly enforceable in The Netherlands.

Provisions of our charter documents and Netherlands law could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

    Our articles of association and the applicable law of The Netherlands contain provisions that may be deemed to have anti-takeover effects. These provisions may delay, defer or prevent a takeover attempt that a shareholder might consider in the best interest of our shareholders. For example, our articles may be amended only pursuant to a proposal of the supervisory board followed by a resolution of a general meeting of shareholders. To amend our articles requires that at a general meeting of shareholders, (1) more than half of the issued share capital is represented and (2) the resolution to amend the articles is supported by a two-thirds majority of the valid votes cast. This supermajority voting requirement may have the effect of discouraging a third party from acquiring a majority of the outstanding Metron shares. In addition, these provisions could have a negative impact on our stock price. Furthermore, some United States tax laws may discourage third parties from accumulating significant blocks of our common shares.

Special Note Regarding Forward-Looking Statements

    Some of the statements under the captions "Prospectus Summary," "Risk Factors" and elsewhere in this prospectus are "forward-looking statements." These statements involve known and unknown risks, uncertainties, and other factors that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors are listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "expects," "anticipates," "intends," "may," "should," "plans," "believes," "seeks," "estimates," "could," "would" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

    The proceeds from the sale of the common shares offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

    All of the common shares registered for sale pursuant to this prospectus are legally and beneficially owned by the selling shareholders. All of the shares offered by the selling shareholders were acquired in connection with our purchase of all of the outstanding ordinary shares of Intec Technology (S) Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore, on November 17, 2000. The shares represent approximately 3.7 percent of our outstanding shares as of the date of this prospectus. Cher Lew Hiong James, Chia Chiap Heng Basil and Cher Lew Kwang Francis remain employees of Intec Technology (S) Pte. Ltd., which is now a wholly-owned subsidiary of Metron. Elite Star Enterprises Pte. Ltd. does not have a material relationship with us.

    The following table sets forth certain information regarding the beneficial ownership of the common shares, as of the date of this prospectus, of the selling shareholders. Because the selling shareholders may sell all or some portion of the common shares beneficially owned by them, we cannot estimate the number of common shares that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the common shares beneficially owned by them, all or a portion of the common shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

    Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered by this Prospectus
Cher Lew Hiong James	166,250	166,250
Chia Chiap Heng Basil	85,500	85,500
Cher Lew Kwang Francis	128,250	128,250
Elite Star Enterprises Pte. Ltd.	95,000	95,000

    We are registering the shares for resale by the selling shareholders in accordance with certain registration rights granted to the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling shareholders will pay any fees and disbursements of its counsel, underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

    The selling shareholders, or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest, may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

  •
  ordinary brokers' transactions;

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  transactions involving cross or block trades or otherwise on the Nasdaq National Market;

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  purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

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  "at the market," to or through market makers, or into an existing market for our common shares;

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  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

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  through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

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  in privately negotiated transactions; or

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  to cover short sales.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders also may sell shares short and deliver the shares to close out such short positions. The selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders also may pledge the shares to a broker or dealer. Upon an event of default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

    Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

    To the extent required, the following information will be set forth in a supplement to this prospectus:

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  information as to whether underwriters whom the selling shareholders may select, or any other broker-dealer, is acting as principal or agent for the selling shareholders;

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  the compensation to be received by underwriters that the selling shareholders may select or by any broker-dealer acting as principal or agent for the selling shareholders; and

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  the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

    Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

    We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934 during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes a selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common shares.

    We will not receive any of the proceeds from the selling shareholders' sale of our common shares.

    This registration statement will remain effective until the earlier of (a) the date when all of the shares registered by this registration statement have been distributed to the public, or (b) November 17, 2001. In the event that any shares registered by this registration statement remain unsold at the end of such period, we may file a post-effective amendment to the registration statement for the purpose of deregistering any such unsold shares.

LEGAL MATTERS

    The validity of the issuance of the common shares offered by this prospectus will be passed upon for Metron by NautaDutilh, Netherlands counsel to the company.

EXPERTS

    The financial statements and schedule of Metron Technology N.V. as of May 31, 2000 and 1999, and for each of the years in the three-year period ended May 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, in connection with the issuance and distribution of the shares to be registered, all of which will be paid by the registrant. All amounts are estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$808
Legal fees and expenses	$25,000
Accountants' fees	$5,000
Printing and engraving	$6,000

Total	$36,808

Item 15. Indemnification of Directors and Officers

    Metron has entered into indemnification agreements with certain of its managing directors, providing for indemnification by Metron against any liability to which a managing director may be subject for judgments, settlements, penalties, fees and expenses of defense (including attorney's fees, bonds and costs of investigation), arising out of or in any way related to acts or omissions as a member of the managing board, or an executive officer, or in any other capacity in which services are rendered to Metron or its subsidiaries. Metron believes that the indemnification agreements will assist Metron in attracting and retaining qualified individuals to serve as managing directors. The agreements provide that a managing director is not entitled to indemnification under these agreements under certain circumstances including (i) if indemnification is expressly prohibited under applicable law and (ii) if indemnification is expressly prohibited by Metron's articles.

    Generally, under Netherlands law, a director will not be held personally liable for decisions made with reasonable business judgment, absent self dealing or, in the event of bankruptcy, which do not qualify as clearly improper performance. In addition, indemnification may not be available to directors or officers under Netherlands law if any act or omission by a director or officer would qualify as willful misconduct or gross negligence (including not taking action to prevent the consequences of improper performance by the board). Due to lack of applicable case law, it is not clear whether indemnification is available in case of breach of securities laws of the United States.

    Under the Metron articles, except in case of willful misfeasance, bad faith or gross negligence or improper personal benefit, every person or legal entity who is, or has been, a managing director, supervisory director, or an officer with the power to represent Metron, employee or agent of Metron, who is made a party or is threatened to be made a party to any claim by virtue of such capacity, shall be indemnified by Metron, to the fullest extent permitted under any applicable law against (i) any and all liabilities imposed on him or it, (ii) any and all expenses and (iii) any and all amounts paid in settlement by him or it, in each case in connection with any such claim.

    In connection with this offering, the selling shareholders have agreed to indemnify the registrant against any and all liability arising from inaccurate information provided to the registrant by the selling shareholders and contained herein.

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Item 16. Exhibits

Exhibit No.	Description of Document
5.1	Opinion of NautaDutilh.
23.1	Consent of KPMG LLP, independent auditors.
23.2	Consent of NautaDutilh is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

    1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

    2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

    3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlingame, State of California, this 16th day of July, 2001.

METRON TECHNOLOGY N.V.
By:	/s/ PETER V. LEIGH Peter V. Leigh Vice President, Finance and Chief Financial Officer Signing on behalf of the registrant and as principal accounting officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward D. Segal and Peter V. Leigh, and each or any one of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT R. ANDERSON Robert R. Anderson	Supervisory Director	July 16, 2001
/s/ JAMES E. DAUWALTER James E. Dauwalter	Supervisory Director	July 16, 2001
/s/ JOEL A. ELFTMANN Joel A. Elftmann	Supervisory Director	July 16, 2001
/s/ BRUCE M. JAFFE Bruce M. Jaffe	Supervisory Director	July 16, 2001
/s/ SHO NAKANUMA Sho Nakanuma	Supervisory Director	July 16, 2001

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/s/ EDWARD D. SEGAL Edward D. Segal	President and Chief Executive Officer and Managing Director (Principal Executive Officer)	July 16, 2001
/s/ GREGORY M. CLAEYS Gregory M. Claeys	Vice President, Materials Division and Managing Director	July 16, 2001
/s/ PETER V. LEIGH Peter V. Leigh	Vice President, Finance and Chief Financial Officer and Managing Director (Principal Financial and Accounting Officer)	July 16, 2001
/s/ J. CHRISTOPHER LEVETT-PRINSEP J. Christopher Levett-Prinsep	Executive Vice President, Field Operation and Managing Director	July 16, 2001
/s/ KEITH REIDY Keith Reidy	Vice President, Marketing and Managing Director	July 16, 2001

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INDEX TO EXHIBITS

Exhibit No.	Description of Document
5.1	Opinion of NautaDutilh.
23.1	Consent of KPMG LLP, independent auditors.
23.2	Consent of NautaDutilh is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PROSPECTUS SUMMARY
Metron Technology
RISK FACTORS
Special Note Regarding Forward-Looking Statements
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS